Exhibit 3.160

KDL HOLDINGS, LLC

A Delaware Limited Liability Company

OPERATING AGREEMENT

OPERATING AGREEMENT

OF

KDL HOLDINGS, LLC

A Delaware Limited Liability Company

THIS OPERATING AGREEMENT is made and entered into as of the 2nd day of December, 2010, by Windstream KDL, Inc., a Kentucky corporation (the “Member”).

ARTICLE I

DEFINITIONS AND GLOSSARY OF TERMS

“Act” shall mean the Delaware Limited Liability Company Act set forth in Title 6, Chapter 18 of the Delaware Code.

“Agreement” shall mean this Operating Agreement as amended from time to time.

“Articles” shall mean the Articles of Organization, together with any amendments thereto, required to be filed by the Company pursuant to the Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law and any final treasury regulations, revenue rulings, and revenue procedures thereunder or under any predecessor federal revenue law.

“Company” shall refer to the limited liability company created under this Agreement and the Articles.

“Distributions” shall mean distributions of cash or other property made by the Company to the Member from any source.

“Interest” shall mean all of the rights created under this Agreement or the Act of the Member with respect to the Company and the Company’s assets and property.

“Manager” or “Managers” shall mean any person or entity that becomes a manager in accordance with the terms of this Agreement.

“Member” shall refer to Windstream KDL, Inc., and its successors and assigns.

Certain other capitalized terms not defined above shall have the meanings given such terms in the Agreement.

ARTICLE II

FORMATION; NAME; PURPOSES; OFFICE; TERM

SECTION 2.1 Company Formation. The Company has been formed as a limited liability company under and pursuant to the Act. The Managers shall file the Articles and all other such instruments or documents and shall do or cause to be done all such filing, recording, or other acts, as may be necessary or appropriate from time to time to comply with the requirements of law for the formation and/or operation of a limited liability company in the State of Iowa. The Managers may also direct that the Company be registered or qualified to do business in other jurisdictions.

SECTION 2.2 Name of Company. The name of the Company shall be as set forth in the Articles.

SECTION 2.3 Purposes. The Company may have any lawful purpose as determined by the Member.

SECTION 2.4 Registered Office and Agent; Principal Office. The registered office of the Company in the State of Delaware shall be such place in the State of Delaware as the Managers shall designate. The initial registered agent shall be The Corporation Trust Company. The principal office of the Company shall be 4001 Rodney Parham Road, Little Rock, Arkansas 72212, or such other place as the Managers shall designate.

SECTION 2.5 Commencement and Term. The Company commenced upon the filing of the Articles in the office of the Secretary of State of the State of Delaware, as contemplated by Section 2.1 hereof, and shall continue in perpetuity, unless sooner terminated as provided herein.

ARTICLE III

CAPITALIZATION, INTERESTS, LIMITED LIABILITY OF MEMBER,

RETURN OF CAPITAL AND INTEREST ON CAPITAL

SECTION 3.1 Initial Contributions and Interest. The Member has previously contributed its initial contribution to the Company and has received 100% of the Interest in the Company.

SECTION 3.2 Limited Liability of the Member. The Member shall have no personal liability for any debts or losses of the Company beyond its Interest, except as provided by law. Other than as provided in this Agreement and as may be required under the Act, the Member shall not be liable for any debts or losses of capital or profits of the Company or be required to contribute or lend funds to the Company.

SECTION 3.3 Additional Contributions; Interest. The Member shall not be entitled to receive any interest on its contributions to the capital of the Company. The Member may make additional capital contributions to the Company as it may determine.

SECTION 3.4 Additional Members. Subject to compliance with Article VIII herein, the Manager may admit additional Members from time to time upon terms and conditions determined by the Member.

SECTION 3.5 Actions By the Member. In exercising the voting or other approval rights provided herein or under the Act or to conduct any other business of the Company, the Member may act through meetings or by unanimous written consent or unanimous electronic transmission without a meeting. Any such written or electronic transmission consent shall be filed with the minutes of the proceedings of the Member of the Company.

ARTICLE IV

MANAGEMENT OF THE COMPANY

SECTION 4.1 Management Identification of Company in Contracts. The management of the Company shall be vested in the Managers of the Company appointed by the Member. In all contracts, agreements and undertakings of the Company, the Company shall be identified as a limited liability company.

SECTION 4.2 Number, Tenure and Qualifications of Managers. The Manager(s) of the Company shall be appointed from time to time by the Member. Managers are not required to be residents of Delaware or Members of the Company. The Managers as of the date of this Agreement shall be Francis X. Frantz and Jeffery R. Gardner to serve until their successors are duly appointed.

SECTION 4.3 Exclusive Control of Managers. Subject to the terms and provisions of this Agreement, the Managers shall have exclusive management and control of the affairs of the Company and shall have the power and authority to do all things necessary or appropriate to carry out the purposes of the Company.

SECTION 4.4 Officers.

(a) The Company shall also have officers to conduct the day-to-day management of the Company. The officers of the Company shall be chosen by the Managers and shall include a President, Chief Operating Officer, Chief Financial Officer, one or more Vice Presidents, Treasurer, and a Secretary. The Managers may appoint such other officers and agents as it shall deem desirable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Managers. Any number of offices may be held by the same person. Officers of the Company need not be residents of Delaware or Members of the Company.

(b) The officers shall report to and serve at the discretion of the Managers. The officers shall hold office until their successors are duly appointed and qualified or until their earlier death, disability or removal. Any officer may be removed, with or without cause, at any time by the action of the Managers.

SECTION 4.5 Limitations on Powers of Manager and Officers. Notwithstanding the authority granted to the Managers and the officers in this Article IV, without the prior written approval of the Member, neither the Managers nor any officer shall have any authority to:

(a) Do any act in contravention of the Articles, this Agreement or the Act;

(b) Admit a person as a Member of the Company;

(c) Cause or permit the Company to redeem or repurchase any Interest;

(d) Sell all or substantially all of the assets of the Company in a single transaction or series of related transactions;

(e) Cause or permit the Company to merge or consolidate with any other entity; or

(f) Terminate or dissolve the Company, except as provided in Article VI.

SECTION 4.6 Other Business of Member and Managers. Any Member or Manager may engage independently or with others in other business ventures of any kind, render advice or services of any kind to other investors or ventures, or make or manage other investments or ventures. Neither the Company nor the Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Company, shall not be deemed wrongful or improper under this Agreement. Nothing herein shall be deemed to negate or modify any separate agreement among the Managers, the Member and the Company, or any of them, with respect to restrictions on competition.

SECTION 4.7 Actions By the Managers. Any action required or permitted to be taken at any meeting of the Managers may be taken without a meeting, if all of the Managers consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Managers.

ARTICLE V

DISTRIBUTIONS

SECTION 5.1 Distributions of Cash Flow. The Company may make Distributions to the Member from time to time as determined by the Managers.

ARTICLE VI

DISSOLUTION OF THE COMPANY

SECTION 6.1 Dissolution of the Company. The Company shall be dissolved upon the happening of any of the following events, whichever shall first occur:

(a) upon the written direction of the Member; or

(b) the expiration of the term of the Company as provided in Section 2.5 hereof.

SECTION 6.2 Winding Up and Liquidation.

(a) Upon the dissolution of the Company, its affairs shall be wound up as soon as practicable thereafter by the Member. Except as otherwise provided in subsection (c) of this Section 6.2, in winding up the Company and liquidating the assets thereof, the Managers, or other person so designated for such purpose, may arrange for the collection and disbursement to the Member of any future receipts from the Company property or other sums to which the Company may be entitled, or may sell the Company’s interest in the Company property to any person, including persons related to the Member, on such terms and for such consideration as shall be consistent with obtaining the fair market value thereof.

(b) Upon the dissolution of the Company the assets, if any, of the Company available for distribution and any net proceeds from the liquidation of any such assets, shall be applied and distributed in the following manner or order, to the extent available:

(i) To the payment of or provision for all debts, liabilities, and obligations of the Company to any person, and the expenses of liquidation; and

(ii) to the Member in accordance with its Interest.

(c) Upon dissolution, a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant to a liquidation.

ARTICLE VII

WITHDRAWAL OF MEMBER AND TRANSFER OF INTERESTS

SECTION 7.1 Transfer. The Member may transfer or assign its Interest at any time upon such terms and conditions as it may determine.

SECTION 7.2 Effect of Withdrawal. The Company shall not be dissolved by the dissolution or other event of withdrawal of a Member if any Member remains to carry on the business of the Company.

ARTICLE VIII

BOOKS; DEPOSITORY ACCOUNTS

SECTION 8.1 Books of Account. At all times during the continuance of the Company, the Managers shall maintain or cause to be maintained financial records and books of account showing all assets, liabilities, profits, losses, and records necessary for recording the Company’s business and affairs.

SECTION 8.2 Depository Accounts and Investment of Funds. The Managers or officers designated by the Managers may open and maintain on behalf of the Company one or more depository accounts at such times and in such depositories as it shall determine, in which all monies received by or on behalf of the Company shall be deposited.

ARTICLE IX

INDEMNIFICATION OF MANAGERS AND OFFICERS

SECTION 9.1 Limitation of Liability.

(a) To the fullest extent permitted by the Act as it now exists or may hereafter be amended, no Manager of the Company shall be liable to the Company or the Member for monetary damages arising from a breach of fiduciary duty owed to the Company or the Member.

(b) Any repeal or modification of the foregoing paragraph by the Company or the Member of the Company shall not adversely affect any right or protection of a Manager of the Company existing at the time of such repeal or modification.

SECTION 9.2 Indemnification. Managers and officers serve at the request of the Member and in such capacity shall benefit from the indemnification rights as set forth in Section 2 of Article Eight of the Amended and Restated Certificate of Incorporation of Windstream Corporation. Any indemnification of a Manager or officer or advance of expenses under Section 2 of Article Eight of the Amended and Restated Certificate of Incorporation of Windstream Corporation shall follow the procedure set forth in Section 3 of Article Eight of the Amended and Restated Certificate of Incorporation of Windstream Corporation.

SECTION 9.3 Insurance. The Company may purchase and maintain insurance on behalf of its Managers, officers, employees and agents and those persons who were serving at the request of the Company in any capacity in another company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the company would have the power to indemnify him against such liability under the provisions of this Article or otherwise. Any full or partial payment made by an insurance company under any insurance policy covering any Manager, officer, employee or agent made to or on behalf of a person entitled to indemnification under this Article shall relieve the Company of its liability for indemnification provided for in this Article or otherwise to the extent of such payment, and no insurer shall have a right of subrogation against the Company with respect to such payment.

SECTION 9.4 Merger or Consolidation. For purposes of this Article, references to the “Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, managers, officers and employees or agents, so that any person who is or was a director, manager, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, manager, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued.

SECTION 9.5 Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each person entitled to indemnification under Section 9.2 of this Article IX as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article IX to the full extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1 Waiver of Provisions. The waiver of compliance at any time with respect to any of the provisions, terms, or conditions of this Agreement shall not be considered a waiver of such provision, term, or condition itself or of any of the other provisions, terms, or conditions hereof or bar its enforcement at any time thereafter.

SECTION 10.2 Amendment, Interpretation and Construction. Any modification or amendment to this Agreement must be in writing signed by the Member. Where the context so requires, the masculine shall include the feminine and the neuter and the singular shall include the plural. The headings and captions in this Agreement are inserted for convenience and identification only and are in no way intended to define, limit, or expand the scope or intent of this Agreement or any provision hereof. Unless otherwise specified, the references to Section and Article in this Agreement are to the Sections and Articles of this Agreement.

SECTION 10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

SECTION 10.4 Partial Invalidity. In the event that any part or provision of this Agreement shall be determined to be invalid or unenforceable, the remaining parts and provisions of this Agreement which can be separated from the invalid, unenforceable provision or provisions shall continue in full force and effect.

SECTION 10.5 Binding on Successors. The terms, conditions, and provisions of this Agreement shall inure to the benefit of, and be binding upon the Member and its successors and assigns.

SECTION 10.6 Statutory Provisions. Any statutory or regulatory reference in this Agreement shall include a reference to any successor to such statute or regulation and/or revision thereof.

SECTION 10.7 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

SECTION 10.8 Determination of Matters Not Provided For In This Agreement. The Managers shall decide any questions arising with respect to the Company and this Agreement which are not specifically or expressly provided for in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first written above.

SOLE MEMBER:

WINDSTREAM KDL, INC.

By:	/s/ John P. Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President, General Counsel and Secretary